                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      InKine Pharmaceutical Company, Inc.
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                (Name of Registrant as Specified in Its Charter)


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    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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
                       INKINE PHARMACEUTICAL COMPANY, INC.
                                Sentry Park East
                           1720 Walton Road, Suite 200
                               Blue Bell, PA 19422

                         -------------------------------

                  NOTICE OF 1999 ANNUAL MEETING OF SHAREHOLDERS
                                  TO BE HELD ON
                                NOVEMBER 8, 1999

                         -------------------------------



TO THE SHAREHOLDERS OF
INKINE PHARMACEUTICAL COMPANY, INC.:

         Notice is hereby given that the 1999 annual meeting of shareholders (the "Annual Meeting") of INKINE PHARMACEUTICAL COMPANY, INC. (the "Company" or "InKine") will be held at the DoubleTree Guest Suites Hotel, 640 West Germantown Pike, Plymouth Meeting, Pennsylvania 19462 on November 8, 1999, at 10:00 a.m., local time, for the following purposes:

         1.       To elect seven directors;

         2. To approve the adoption of the InKine Pharmaceutical Company, Inc. 1999 Equity Compensation Plan;

         3. To ratify the selection of KPMG LLP as independent auditors of the Company for its fiscal year ending June 30, 2000; and

         4. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

         Only shareholders of record as of the close of business on September 10, 1999 will be entitled to notice of the Annual Meeting and to vote at the Annual Meeting and any adjournments thereof. A list of shareholders of the Company as of the close of business on September 10, 1999 will be available for inspection during normal business hours for ten days prior to the Annual Meeting at the Company's executive offices at Sentry Park East, 1720 Walton Rd., Suite 200, Blue Bell, Pennsylvania 19422.

                                       By order of the Board of Directors,

                                       Robert F. Apple
                                       Secretary


Blue Bell, Pennsylvania
October 8, 1999


             EACH SHAREHOLDER IS URGED TO COMPLETE, SIGN AND RETURN
        THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES
           NO POSTAGE IF MAILED IN THE UNITED STATES. IF A SHAREHOLDER
          DECIDES TO ATTEND THE MEETING, HE OR SHE MAY, IF SO DESIRED,
                 REVOKE THE PROXY AND VOTE THE SHARES IN PERSON.

                       INKINE PHARMACEUTICAL COMPANY, INC.
                                Sentry Park East
                           1720 Walton Road, Suite 200
                               Blue Bell, PA 19422



                                 PROXY STATEMENT
                                       FOR
                       1999 ANNUAL MEETING OF SHAREHOLDERS
                                  TO BE HELD ON
                                NOVEMBER 8, 1999



         This proxy statement and the accompanying form of proxy are being mailed on or about October 8, 1999, to the shareholders of InKine Pharmaceutical Company, Inc. (the "Company" or "InKine"). These materials are being furnished in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at the 1999 Annual Meeting of Shareholders (the "Annual Meeting") to be held at the DoubleTree Guest Suites Hotel, 640 West Germantown Pike, Plymouth Meeting, Pennsylvania 19462 on November 8, 1999, at 10:00 a.m., local time, and at any adjournments thereof.

         At the Annual Meeting, shareholders of the Company will be asked to vote upon (i) the election of seven directors, (ii) approval of the adoption of the InKine Pharmaceutical Company, Inc. 1999 Equity Compensation Plan (the "1999 Equity Compensation Plan"); and (iii) the ratification of the selection of KPMG LLP as independent auditors of the Company. If other matters properly come before the Annual Meeting, however, the persons named in the accompanying proxy intend to vote thereon in accordance with their judgment.

         The cost of solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited by telephone by certain officers and directors of the Company who will not be specially compensated for such services. The Company has also retained the services of Corporate Investor Communications, Inc. as the Company's proxy solicitation agent for the Annual Meeting, at a cost of approximately $5,000.00, which will be borne by the Company. The Company also will request banks and brokers to solicit proxies from their customers, where appropriate, and will reimburse such persons for reasonable expenses incurred in that regard.

         The Company's annual report to shareholders on Form 10-K, for the year ended June 30, 1999, including financial statements, is being mailed to shareholders with this proxy statement but does not constitute a part of this proxy statement.


                              VOTING AT THE MEETING

         Only holders of record of shares of the Company's Common Stock, par value $.0001 per share ("Common Stock"), at the close of business on September 10, 1999, the record date, are entitled to vote at the Annual Meeting. As of that date, there were 23,349,251 shares of Common Stock outstanding. Each shareholder entitled to vote shall have the right to one vote for each share of Common Stock outstanding in such shareholder's name.

         Shares cannot be voted at the Annual Meeting unless the holder of record is present in person or by proxy. The enclosed form of proxy is a means by which a shareholder may authorize the voting of his, her, or its shares at the Annual Meeting.

         The Company presently has no other class of stock outstanding and entitled to be voted at the Annual Meeting. The presence in person or by proxy of shareholders entitled to cast a majority of all votes entitled to be cast at the Annual Meeting will constitute a quorum. If a broker that is a record holder of Common Stock does not return a signed proxy, the shares of Common Stock represented by such proxy will not be considered present at the Meeting and will not be counted toward establishing a quorum. If a broker that is a record holder of Common Stock does return a signed proxy, but is not authorized to vote on one or more matters (each such matter, a "broker non-vote"), the shares of Common Stock represented by such proxy will be considered present at the Meeting for purposes of determining the presence of a quorum.

         Assuming a quorum is present,

                  (i) the members of the Board of Directors of the Company will be elected by a plurality of the votes cast by shareholders present, in person or by proxy, and entitled to vote for the election of directors at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of the election of directors.

                  (ii) the affirmative vote of a majority of the votes cast by shareholders present, in person or by proxy, and entitled to vote at the Annual Meeting will be required to approve the 1999 Equity Compensation Plan. Abstentions and broker non-votes will have no effect on the outcome of the vote to consider the approval of the 1999 Equity Compensation Plan.

                  (iii) the affirmative vote of a majority of the votes cast by shareholders present, in person or by proxy, and entitled to vote at the Annual Meeting will be required for the ratification of the appointment of the auditors for the current fiscal year. Abstentions and broker non-votes will have no effect on the outcome of the vote to consider the ratification of the appointment of the auditors.


         Shareholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy card. The shares of Common Stock represented by each properly executed proxy will be voted at the Annual Meeting in accordance with each shareholder's directions. If no choice has been specified and the enclosed proxy card is properly executed and returned, the shares will be voted "FOR" the nominees for election as directors named under the caption "Election of Directors"; "FOR" the approval of the adoption of the 1999 Equity Compensation Plan; and "FOR" the ratification of the appointment of KPMG LLP as the Company's auditors for the year ending June 30, 2000. If any other matters are properly presented at the Annual Meeting for action, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their judgment.

         Execution of the accompanying proxy will not affect a shareholder's right to attend the Annual Meeting and vote in person. Any shareholder giving a proxy has the right to revoke it by giving written or oral notice of revocation to the Secretary of the Company, or by delivering a subsequently executed proxy, at any time before the proxy is voted.

         Your proxy vote is important. Accordingly, you are asked to complete, sign and return the accompanying proxy card whether or not you plan to attend the Annual Meeting. If you plan to attend the Annual Meeting to vote in person and your shares are registered with the Company's transfer agent in the name of a broker or bank, you must secure a proxy from your broker or bank assigning voting rights to you for your shares of Common Stock.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS


         The Board of Directors of the Company consists of such number of directors (no less than three) as is fixed from time to time by resolutions adopted by the board. At the Annual Meeting, seven directors are to be elected. The term of office for each director will expire at the 2000 annual meeting of shareholders, and each director will hold office until the election and qualification of the director's successor or until the director's earlier death, removal or resignation.

         The Board of Directors, upon the recommendation of the Nominating Committee, has nominated for election as directors of the Company Dr. Leonard S. Jacob, J.R. LeShufy, Steven B. Ratoff, Thomas P. Stagnaro, Dr. Robert A. Vukovich, Dr. Jerry A. Weisbach and Dr. Taffy J. Williams. All nominees are presently directors of the Company whose terms expire at the Annual Meeting.

         All nominees have consented to be named and to serve if elected. Unless otherwise instructed by the shareholders, the persons named in the proxies will vote the shares represented thereby for the election of such nominees. The Board of Directors believes all nominees will be able to serve as directors; if this should not be the case, however, the proxies may be voted for one or more substitute nominees to be designated by the Board of Directors, or the Board may decide to reduce the number of directors. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES NAMED BELOW.



                              NOMINEES FOR ELECTION



                                                   YEAR FIRST BECAME DIRECTOR, PRINCIPAL OCCUPATIONS DURING
NAME OF DIRECTOR                  AGE                       PAST FIVE YEARS AND CERTAIN DIRECTORSHIPS
----------------                  ---                       -----------------------------------------
Leonard S. Jacob, M.D., Ph.D.     50    Dr. Jacob has served as Chairman of the Board of Directors and Chief
                                        Executive Officer of the Company since November 1997.  Prior to joining the
                                        Company, Dr. Jacob served as the President and Chief Executive Officer of
                                        Sangen Pharmaceutical Company and as a consultant to various biotechnology companies from June 1996.  From 1989 to 1996, Dr. Jacob, as a co-founder of
                                        Magainin Pharmaceuticals Inc., served as Chief Operating Officer. From 1980 to 1988, Dr. Jacob was employed by SmithKline and French Laboratories where he served as Worldwide Vice President and a member of SmithKline Beecham's
                                        Corporate Management Committee.  Dr. Jacob serves as a director of the Jacob
                                        Internet Fund (a public mutual fund), Macromed Inc. (a private drug delivery company), Carelift International (a non-profit medical relief organization)
                                        and Recording for the Blind and Dyslexic (a non-profit service organization for the visual and learning disabled).

J.R. LeShufy                      76    Mr. LeShufy has served as a director of the Company since December 1995.  Mr.
                                        LeShufy served as the Vice President of Investor Relations of the Company
                                        from September 1994 to November 1997.  He currently serves as President and
                                        Chairman of the Board of Trilenium Corporation, a technology company.  In addition, Mr. LeShufy currently serves on the board of directors of
                                        Teleservices International Group.com.  He has been an independent investor and a business consultant for more than five years.

                                                   YEAR FIRST BECAME DIRECTOR, PRINCIPAL OCCUPATIONS DURING
NAME OF DIRECTOR                  AGE                       PAST FIVE YEARS AND CERTAIN DIRECTORSHIPS
----------------                  ---                       -----------------------------------------
Steven B. Ratoff                  57    Mr. Ratoff has been a director of the Company since February 1998.  He has been serving as Executive Vice President and Chief Financial Officer of
                                        Brown-Forman Corporation, a diversified producer and manufacturer of fine quality consumer products, since December 1994.  From February 1992 to
                                        November 1994, Mr. Ratoff was an investor in a number of small privately-held companies.  He was Senior Vice President and Chief Financial Officer of the
                                        Pharmaceutical Group of Bristol-Myers Squibb from January 1990 to January
                                        1992 and held various other positions at Bristol-Myers Squibb from 1975.  Mr.
                                        Ratoff currently serves as a director of Cima Labs, Inc.

Thomas P. Stagnaro                56    Mr. Stagnaro has served as a director of the Company since November 1997.
                                        Mr. Stagnaro has been a consultant to various pharmaceutical and biotechnology companies including the Company since September 1998.  He served as President and Chief Executive Officer of 3-Dimensional
                                        Pharmaceuticals from May 1996 to August 1998, and Executive Vice President of
                                        North American Biologicals Inc. ("NABI") from November 1995 to May 1996.  Mr.
                                        Stagnaro served as President and Chief Executive Officer of Univax Biologics
                                        ("Univax") from October 1989 to November 1995 when Univax merged into NABI.

Robert A. Vukovich, Ph.D.         56    Dr. Vukovich has served as a director of the Company since August 1998.  Dr.
                                        Vukovich has been serving as Chief Executive Officer, President and Chairman of the Board of Wellspring Pharmaceutical Corp. since April 1999.  In 1983,
                                        Dr. Vukovich founded Roberts Pharmaceutical Corporation ("Roberts") where he served as President and Chief Executive Officer and Executive Chairman until
                                        September 1998.  Prior thereto, he was the Director of the Division of
                                        Developmental Therapeutics for Revlon HealthCare Group from 1979 to 1983.
                                        Dr. Vukovich currently serves as a director of Cypros Pharmaceuticals, Inc.
                                        and Biotransplant, Inc., and as the Chairman of the Board of Roberts.

Jerry A. Weisbach, Ph.D.          65    Dr. Weisbach has served as a director of the Company since November 1997.
                                        Dr. Weisbach has been a consultant to pharmaceutical and biotechnology companies including the Company since July 1994. From 1988 to July, 1994 he was Director of Technology Transfer and adjunct professor at the Rockefeller
                                        University.  Dr. Weisbach served as Vice President of Warner Lambert Company from 1981 to 1987 and President of its Pharmaceutical Research Division from
                                        1979 to 1987.  He was responsible for all pharmaceutical research and development activities of Warner Lambert.  Prior to joining Warner Lambert in
                                        1979, Dr. Weisbach was employed at SmithKline and French Laboratories where he was Vice President, Research. Dr. Weisbach has served as a director of
                                        Neose Technologies Inc. (a biotechnology company) since 1992.

Taffy J. Williams,  Ph.D.         50    Dr. Williams has served as a director of the Company since December 1995 and as President and Chief Operating Officer since November 1997.  Prior to the
                                        Company's reorganization in November 1997, he served as President and Chief
                                        Executive Officer from December 1995 and as Chairman of the Board from March
                                        1997.  From 1992 to December 1995 he served as Vice President of Research at
                                        Magainin Pharmaceuticals, Inc., where he directed research on new classes of pharmacological agents for topical and systemic use.  Prior thereto he had been employed by the Naval Medical Research Institute for approximately 14 years, initially as a principal investigator and then as Director of its
                                        Septic Shock Research Program.

GENERAL INFORMATION CONCERNING THE BOARD OF DIRECTORS AND ITS COMMITTEES

         The Board of Directors of the Company met on four occasions during fiscal year 1999. The New York General Corporation Law provides that the Board of Directors, by resolution adopted by a majority of the entire board, may designate one or more committees, each of which shall consist of one or more directors. The Board of Directors elects from its members an Audit Committee, Compensation Committee, Executive Committee and Nominating Committee. Each director attended at least 75% of the aggregate of the meetings of the Board of Directors held during the period for which he was a director and the meetings of the committee or committees on which he served during such period.

         Audit Committee. The Audit Committee is responsible for providing general oversight with respect to the accounting principles employed in InKine's financial reporting. The Audit Committee meets at least annually with the Company's principal financial and accounting officer and independent public accountants to review the scope of auditing procedures, the Company's policies relating to internal auditing and accounting procedures and controls, and to discuss results of the annual audit of the Company's financial statements. The Audit Committee met once during fiscal year 1999. The Audit Committee is currently composed of three non-employee directors: Mr. LeShufy, Mr. Ratoff and Mr. Stagnaro.

         Compensation Committee. The Compensation Committee has general supervisory power over, and the power to grant options under, the Company's stock option plans. In addition, the Compensation Committee recommends to the Board the compensation of the Company's Chief Executive Officer, reviews and takes action on the recommendations of the Chief Executive Officer as to the compensation of the Company's other officers and key personnel, approves the grants of any bonuses to officers, and reviews other compensation matters generally. The Compensation Committee met five times during fiscal year 1999. The current members of the Compensation Committee are Mr. LeShufy and Dr. Weisbach.

         Executive Committee. The Executive Committee may exercise, with certain exceptions, all of the authority of the Board in the management of the business and affairs of the Company. The Executive Committee is intended to serve in the event that action must be taken by the Board of Directors at a time when convening a meeting of the entire board is not feasible. The Executive Committee met twice during fiscal year 1999. The current members of the Executive Committee are Drs. Jacob and Weisbach and Mr. Stagnaro.

         Nominating Committee. The Nominating Committee is authorized to consider candidates for directors of the Company. The Nominating Committee met once during fiscal year 1999. It is the policy of the Nominating Committee to consider director nominees recommended by shareholders. Any such recommendation, together with the nominee's qualifications and consent to being considered as a nominee, should be sent in writing to the Nominating Committee in care of the Secretary of the Company. The Nominating Committee is currently composed of Dr. Jacob, Mr. Ratoff and Mr. Stagnaro.

                                 PROPOSAL NO. 2

                     PROPOSAL TO APPROVE THE ADOPTION OF THE
        INKINE PHARMACEUTICAL COMPANY INC. 1999 EQUITY COMPENSATION PLAN

PROPOSAL

         At the Annual Meeting, there will be presented to shareholders a proposal to approve the InKine Pharmaceutical Company, Inc. 1999 Equity Compensation Plan. The Board of Directors has adopted the 1999 Equity Compensation Plan subject to shareholder approval. The Company believes that the 1999 Equity Compensation Plan will encourage the participants to contribute materially to the growth of the Company, thereby benefiting the Company's shareholders, and will align the economic interests of the participants with those of the shareholders. Additionally, the Company is moving towards commercializing its first product opportunity, Diacol, and will need to recruit and retain sales and marketing personnel during fiscal year 2000. The principal terms of the 1999 Equity Compensation Plan are discussed below.

         The Company currently maintains the InKine Pharmaceutical Company, Inc. Stock Option Plan and the InKine Pharmaceutical Company, Inc. 1997 Consultant Stock Option Plan for the purposes set forth above. However, as of October 1, 1999, only an aggregate of 293,285 shares remained available for issuance to employees under these plans. Additional shares are necessary for the Company to effectively meet the above objectives.

         The 1999 Equity Compensation Plan is set forth in Exhibit A to this Proxy Statement. The description of the 1999 Equity Compensation Plan contained herein is qualified in its entirety by reference to Exhibit A.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE ADOPTION OF THE INKINE PHARMACEUTICAL COMPANY, INC. 1999 EQUITY COMPENSATION PLAN.

DESCRIPTION OF THE 1999 EQUITY COMPENSATION PLAN

         The 1999 Equity Compensation Plan provides for grants of stock options and restricted stock to selected employees (including employees who are also directors) of the Company or its subsidiaries, and non-employee directors of the Company. Grants of stock options and restricted stock are referred to collectively as "Grants." The Company intends to file a registration statement on Form S-8 to register the shares of Common Stock issuable under the 1999 Equity Compensation Plan if the 1999 Equity Compensation Plan is approved by the shareholders.

         General. Subject to adjustment in certain circumstances as discussed below, and to shareholder approval of the 1999 Equity Compensation Plan, the 1999 Equity Compensation Plan authorizes up to 1,000,000 shares of Common Stock for issuance pursuant to the terms of the 1999 Equity Compensation Plan. The maximum number of shares of Common Stock that may be issued or transferred as restricted stock shall not exceed twenty-five percent (25%) of the maximum number of shares of Common Stock authorized for issuance under the 1999 Equity Compensation Plan. If and to the extent Grants under the 1999 Equity Compensation Plan expire, or are canceled, forfeited, exchanged, surrendered, or terminated for any reason without being exercised, or the shares subject to any Grant are forfeited, the shares of Common Stock subject to such Grant again will be available for grant under the 1999 Equity Compensation Plan.

         Administration of the 1999 Equity Compensation Plan. The 1999 Equity Compensation Plan is administered and interpreted by a committee (the "Committee") of the Board of Directors consisting of not less than two persons appointed by the Board of Directors from among its members, each of whom shall be an "outside director" as defined by Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") and may be a "non-employee" director as defined in Rule 16b-3 under the Exchange Act. The Committee has the authority to determine (i) the persons to whom Grants may be made under the 1999 Equity Compensation Plan , (ii) the type, size and other terms and conditions of each Grant, (iii) the time when the Grants will be made and the duration of any applicable exercise or restriction period, including the criteria for vesting and the acceleration of vesting, and (iv) the resolution of any other matters arising under the 1999 Equity Compensation Plan. The Committee has full power and authority to administer and interpret the 1999 Equity Compensation Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the 1999 Equity Compensation Plan and for conduct of its business as it deems necessary or advisable, in its sole discretion. The members of the Compensation Committee currently serve as this Committee. See "Proposal No. 1 - Election of Directors - General Information Concerning the Board of Directors and Committees." Notwithstanding the foregoing, the board of directors may ratify or approve (and, in the case of Grants to members of the Committee, shall approve) Grants, in which case references to the "Committee" shall be deemed to include the Board of Directors.

         Grants. Grants under the 1999 Equity Compensation Plan may consist of
(i) options intended to qualify as incentive stock options ("ISOs") within the meaning of Section 422 of the Code, (ii) nonqualified stock options that are not intended to qualify("NQSOs"), or (iii) restricted stock.

         Eligibility for Participation. Grants may be made to any employees (including officers and directors), and to non-employee directors of the Company. As of the date hereof, all employees (approximately 14 persons) and all directors (including 5 non-employee directors) were eligible for Grants under the 1999 Equity Compensation Plan. During any calendar year, no participant may receive Grants under the 1999 Equity Compensation Plan for more than 250,000 shares of Common Stock.

         Options. The exercise price of any ISO or NQSO granted under the 1999 Equity Compensation Plan will not be less than the fair market value of the underlying shares of Common Stock on the date of grant, except that the exercise price of an ISO granted to an employee who owns more than 10% of the total combined voting power of all classes of the stock of the Company or its subsidiaries may not be less than 110% of the fair market value of the underlying shares of Common Stock on the date of grant. In no event will the exercise price of a previously granted option be decreased to an amount below the fair market value of the option as of the date on which such option was granted. Nor will any option be exchanged or substituted for an option at an exercise price that is below fair market value of the exchanged or substituted option as of the date on which the exchanged or substituted option was granted. The Committee will determine the term of each option; provided, however, that the exercise period may not exceed ten years from the date of grant, and the exercise period of an ISO granted to an employee who owns more than 10% of the total voting power of all outstanding stock of the Company or its subsidiaries may not exceed five years from the date of grant. A participant may pay the exercise price (i) in cash, (ii) with the approval of the Committee, by delivering shares of Common Stock owned by the participant and having a fair market value on the date of exercise equal to the exercise price or (iii) by any other method approved by the Committee. The Committee may permit a participant to instruct the Company to deliver the shares of Common Stock due upon the exercise to a designated broker instead of to the participant.

         Restricted Stock. The Committee may issue restricted shares of Common Stock to participants pursuant to the 1999 Equity Compensation Plan. Shares may be issued for cash consideration or for no cash consideration, as the Committee determines. The number of shares of Common Stock granted to each participant shall be determined by the Committee, subject to the maximum limit described above. Grants of restricted stock will be made subject to such performance requirements, vesting provisions, transfer restrictions or other restrictions and conditions as the Committee may determine.

         Section 162(m). Under Section 162(m) of the Code, the Company may be precluded from claiming a federal income tax deduction for total remuneration in excess of $1,000,000 paid to the chief executive officer or to any of the other four most highly compensated officers in any one year. Total remuneration includes amounts received upon the exercise of stock options granted under the 1999 Equity Compensation Plan and the value of shares received when the shares of restricted stock became transferable (or such other time when income is recognized). An exception exists, however, for "qualified performance-based compensation." The 1999 Equity Compensation Plan is intended to allow Grants to meet the requirements of "qualified performance-based compensation."

         Stock options should generally meet the requirements of "qualified performance-based compensation" if the exercise price is at least equal to the fair market value of the Common Stock on the date of grant. The Committee may grant restricted stock that is intended to be "qualified performance-based compensation" under Section 162(m) of the Code. In that event, the Committee shall establish in writing the objective performance goals that must be met and other conditions of the award before the beginning of the performance period or during a period permitted by Section 162(m) of the Code. The performance goals may relate to the employee's business unit or the performance of the Company and its subsidiaries as a whole, or any combination of the two. The Committee shall use objectively determinable performance goals based on one or more of the following criteria: stock price, earnings per share, net earnings, operating earnings, return on assets, shareholder return, return on equity, growth in assets, unit volume, sales, market share, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, cost targets, goals relating to acquisitions or divestitures, or goals relating to product development objectives. The Committee shall not have discretion to increase the amount of compensation that is payable upon achievement of performance goals.

         Transferability. Grants are generally not transferable by the participant, except in the event of death. However, the Committee may grant NQSOs that allow the participant to transfer the NQSOs to, or for the benefit of, family members on such terms, as the Committee deems appropriate.

         Amendment and Termination of the 1999 Equity Compensation Plan. The Board of Directors may amend or terminate the 1999 Equity Compensation Plan at any time; provided, however, that the Board of Directors may not, without shareholder approval, make any amendment that requires shareholder approval pursuant to Section 422 or Section 162(m) of the Code. The 1999 Equity Compensation Plan will terminate on the date immediately preceding the tenth anniversary of its effective date, unless terminated earlier by the Board of Directors or extended by the Board of Directors with approval of the shareholders.

         Adjustment Provisions. In the event of certain corporate transactions identified in the 1999 Equity Compensation Plan, the Committee may appropriately adjust: (i) the maximum number of shares of Common Stock available for Grants and the individual share limits, (ii) the number of shares covered by outstanding Grants, (iii) the kind of shares issued under the 1999 Equity Compensation Plan and (iv) the price per share or market value of Grants, and such adjustments shall be effective and binding for all purposes of the 1999 Equity Compensation Plan.

         Change of Control of the Company. In the event of a change of control, unless the Committee determines otherwise, all options and restricted stock will become fully vested.

         A change of control shall occur if: (i) any "person" (as such term is used in Sections 13 (d) and 14 (d) of the Securities Exchange Act of 1934 (the "Exchange Act")) is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 40% or more of the voting power of the then outstanding securities of the Company; (ii) during any period of two consecutive calendar years there is a change of 33 1/3% or more in the composition of the Board of the Company in office at the beginning of the period except for changes approved by at least one-half of the directors then in office who were directors at the beginning of the period; (iii) the shareholders of the Company approve an agreement providing for (A) the merger or consolidation of the Company with another corporation where the shareholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to 50% or more of all votes (without consideration of the rights of any class of stock to elect directors by a separate class vote) to which all shareholders of the corporation issuing cash or securities in the merger or consolidation would be entitled in the election of directors, or where the members of the Board, immediately prior to the merger or consolidation, would not, immediately after the merger or consolidation, constitute a majority of the board of directors of the corporation issuing cash or securities in the merger or consolidation, or (B) the sale or other disposition of all or substantially all the assets of the Company, or a liquidation, dissolution or statutory exchange of the Company; or (iv) any person has commenced, or announced an intention to commence, a tender offer or exchange offer for 40% or more of the voting power of the then outstanding securities of the Company.

         Federal Income Tax Consequences. The current federal income tax treatment of Grants under the 1999 Equity Compensation Plan is generally described below. Local and state tax authorities may also tax incentive compensation awarded under the 1999 Equity Compensation Plan, and tax laws are subject to change. Participants are urged to consult with their personal tax advisors concerning the application of the general principles discussed below to their own situations and the application of state and local tax laws.

         A participant who is granted an ISO will not recognize taxable income for purposes of the regular income tax, upon either the grant or exercise of the ISO. However, for purposes of the alternative minimum tax imposed under the Code, in the year in which an ISO is exercised, the amount by which the fair market value of the shares acquired upon exercise exceeds the exercise price will be treated as an item of adjustment and included in the computation of the recipient's alternative minimum taxable income in the year of exercise. A participant who disposes of the shares acquired upon exercise of an ISO after two years from the date the ISO was granted and after one year from the date such shares were transferred to him or her upon exercise of the ISO will recognize capital gain or loss in the amount of the difference between the amount realized on the sale and the exercise price (or the participant's other tax basis in the shares) and the Company will not be entitled to any tax deduction by reason of the grant or exercise of the ISO. As a general rule, if a participant disposes of the shares acquired upon exercise of an ISO before satisfying both holding period requirements (a "disqualifying disposition"), his or her gain recognized on such a disposition will be taxed as ordinary income to the extent of the difference between the fair market value of such shares on the date of exercise and the exercise price and the Company will be entitled to a deduction in that amount. However, the amount of ordinary income cannot be more than the total amount of gain realized on the sale (amount received on the disqualifying disposition less the exercise price). A participant will have a capital gain or loss in an amount equal to the difference between the amount realized upon the sale and the participant's adjusted tax basis in the shares (the exercise price plus the amount of ordinary income recognized by the participant).

         There are no federal income tax consequences to a participant or to the Company upon the grant of an NQSO under the 1999 Equity Compensation Plan. Upon the exercise of an NQSO, a participant will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price of the NQSO, and the Company generally will be entitled to a corresponding federal income tax deduction. Upon the sale of shares acquired by the exercise of an NQSO, a participant will have a capital gain or loss in an amount equal to the difference between the amount realized upon the sale and the participant's adjusted tax basis in the shares (the exercise price plus the amount of ordinary income recognized by the participant at the time of exercise of the NQSO).

         Pursuant to Section 83 of the Code and the regulations promulgated thereunder, a participant normally will not recognize taxable income upon receiving restricted stock, and the Company will not be entitled to a deduction, until such stock is transferable by the participant or no longer subject to a substantial risk of forfeiture for federal tax purposes, which ever occurs earlier. When the stock is either transferable or is no longer subject to a substantial risk of forfeiture, the participant will recognize ordinary compensation income in an amount equal to the fair market value of the shares (less any amounts paid for such shares) at that time, and the Company will be entitled to a deduction in the same amount. A participant may, however, elect to recognize ordinary compensation income in the year the restricted stock is awarded in an amount equal to the fair market value of the shares subject to the restricted stock Grant (less any amounts paid for such shares) at that time, determined without regard to the restrictions. In such event, the Company generally will be entitled to a corresponding deduction in the same year. A participant will have a capital gain or loss upon subsequent disposition of the shares in an amount equal to the difference between the amount realized upon the sale and the participant's adjusted tax basis in the shares (the amount paid for the restricted stock, if any, plus the amount of ordinary income recognized by the participant). A participant who elects to recognize ordinary compensation income in the year the restricted stock is granted will not be entitled to a corresponding tax deduction if such shares are subsequently forfeited (except with respect to any amounts paid for such shares).

         The rate at which a participant's capital gain will be taxed generally depends on how long the stock is held by the participant.

         The Company's income tax deduction in any of the foregoing cases may be limited by the $1,000,000 limit of Section 162(m) of the Code if the Grant does not qualify as "qualified performance-based compensation" under Section 162 (m) above).

         Tax Withholding. The Company has the right to deduct from all Grants paid in cash or from other wages paid to an employee of the Company, any federal, state or local taxes required by law to be withheld with respect to Grants, and the participant or other person receiving shares under the 1999 Equity Compensation Plan will be required to pay to the Company the amount of any such taxes which the Company is required to withhold with respect to such shares. If the Committee so permits, a participant may elect to satisfy the Company's income tax withholding obligation by withholding shares received from the exercise of a stock option or a restricted stock Grant.

         Plan Benefits. Because Grants will be made from time to time by the Committee to those persons whom the Committee determines in its discretion should receive Grants, the benefits and amounts that may be received in the future by persons eligible to participate in the 1999 Equity Compensation Plan are not presently determinable. As of September 10, 1999, the last reported sales price of the Company's Common Stock as reported on the NASDAQ SmallCap Market was $1.656.

                                 PROPOSAL NO. 3

                RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

         The Board of Directors has selected KPMG LLP ("KPMG") as the Company's independent auditors for the fiscal year ending June 30, 2000, and has further directed that management of the Company submit the selection of independent auditors for ratification by the shareholders at the Annual Meeting. KPMG has audited the Company's financial statements since 1998. Representatives of KPMG are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

         Shareholder ratification of the selection of KPMG as the Company's independent auditors is not required by the Company's By-laws or otherwise. However, the Board is submitting the selection of KPMG to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board, in their discretion, may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" RATIFICATION OF THE SELECTION OF KPMG AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE YEAR ENDING JUNE 30, 2000.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information as of September 10, 1999 regarding the ownership of Common Stock (i) by each person known by the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, (ii) by each director of the Company, (iii) by each executive officer of the Company named in the Summary Compensation Table, included elsewhere in this proxy statement, and (iv) by all current executive officers and directors of the Company as a group.


                                                                      AMOUNT AND NATURE OF            PERCENTAGE
BENEFICIAL OWNER                                                     BENEFICIAL OWNERSHIP(1)         OF CLASS (2)
----------------                                                     -----------------------         ------------
Leonard S. Jacob, M.D., Ph.D. (3)                                            2,435,223(4)               9.46%
Oxford Bioscience Partners II, L.P. (5)                                      1,750,000(7)               7.49%
Veron International, Ltd. (6)                                                1,500,000(7)               6.42%
Taffy J. Williams, Ph.D. (8)                                                 1,394,366(9)               5.64%
Robert F. Apple                                                                 47,250(10)                *
Martin Rose, M.D., J.D.                                                            ---                    *
J. R. LeShufy                                                                   18,000(11)                *
Steven B. Ratoff                                                               218,000(12)                *
Thomas P. Stagnaro                                                              20,000(13)                *
Robert A. Vukovich, Ph.D.                                                       23,000(14)                *
Jerry A. Weisbach, Ph.D.                                                        75,975(15)                *
All current executive officers and directors as a group                      4,231,814                 15.49%
  (9 persons)

--------------------------------------
*        Less than one percent.
(1) The number of shares indicated includes shares issuable upon the exercise of outstanding stock options and warrants held by each individual or group to the extent such options and warrants are exercisable within sixty days of September 10, 1999.
(2) The percentage for each individual or group is based on the aggregate of the shares outstanding as of September 10, 1999 (23,349,251) shares) and all shares which the listed beneficial owner has the right to acquire within sixty days of September 10, 1999, from options and warrants.
(3) The address for this shareholder is Sentry Park East, 1720 Walton Road, Blue Bell, PA 19422.
(4) Includes 2,396,773 shares of Common Stock issuable upon exercise of options. Of these shares, 2,056,773 shares originally were subject to the Company's right to repurchase at a nominal price, which right expires ratably over a 36-month period that commenced on November 7, 1997. As of September 10, 1999, 742,724 shares were subject to this right.
(5)      The address for this shareholder is 31 St. James Avenue, Boston, MA
         02116.
(6) The address for this shareholder is 77 Mody Road, Tsimshatsui East, Kowloon, Hong Kong.
(7) This information is presented in reliance on information disclosed in a Schedule 13-G filed by this shareholder.
(8) The address for this shareholder is Sentry Park East, 1720 Walton Road, Blue Bell, PA 19422.
(9) Includes 1,384,366 shares of Common Stock issuable upon exercise of options.
(10) Includes 43,750 shares of Common Stock issuable upon exercise of options.
(11) Consists entirely of shares of Common Stock issuable upon exercise of options.
(12) Includes 18,000 shares of Common Stock issuable upon exercise of options.
(13) Includes 18,000 shares of Common Stock issuable upon exercise of options.
(14) Includes 18,000 shares of Common Stock issuable upon exercise of options.
(15) Consists entirely of shares of Common Stock issuable upon exercise of options.

                        EXECUTIVE OFFICERS OF THE COMPANY

         The current executive officers of the Company are as follows:

Name                                        Age                                   Position
----                                        ---                                   --------
Leonard S. Jacob, M.D., Ph.D.                50                   Chairman of the Board and Chief Executive Officer

Taffy J. Williams, Ph.D.                     50                   President and Chief Operating Officer

Robert F. Apple                              33                   Senior Vice President and Chief Financial Officer

Martin Rose, M.D., J.D.                      52                   Senior Vice President, Clinical Research and
                                                                  Regulatory Affairs

         Leonard S. Jacob, M.D., Ph.D.  See "Election of Directors."

         Taffy J. Williams, Ph.D.  See "Election of Directors."

         Robert F. Apple has served as Senior Vice President and Chief Financial Officer of the Company since November 1998. From December 1997 to October 1998, Mr. Apple served as Vice President of Finance and Administration of the Company. Prior to joining the Company, Mr. Apple was employed by Magainin Pharmaceuticals, Inc. from July 1995 where he held the position of Corporate Controller and was responsible for managing financial and administrative functions. From May 1994 until July 1995, Mr. Apple was employed by Liberty Technologies, Inc. (a technology company) as Corporate Controller. From August 1988 until May 1994, Mr. Apple was employed by Arthur Andersen and Company LLP where he held various positions of increasing responsibility.

         Martin Rose, M.D., J.D. has served as Senior Vice President, Clinical Research and Regulatory Affairs, of the Company since March 1999. Prior to joining the Company, Dr. Rose was employed by Sparta Pharmaceuticals Inc. from September 1997 where he held the position of Vice President of Clinical Research and Regulatory Affairs. From November 1994 until September 1997, Dr. Rose was employed by BRI International (a pharmaceutical consulting firm) as Senior Consultant. Prior to that, Dr. Rose also held various positions at Alpha I Biomedicals Inc., Genetech Inc. and The United States Food and Drug Administration.

         Officers are elected or appointed by the Board of Directors to serve until the appointment or election and qualification of their successors or their earlier termination or resignation.

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

SUMMARY OF COMPENSATION

         The following table sets forth for the fiscal years ended June 30, 1999, 1998 and 1997 a summary of all compensation paid by the Company to its Chief Executive Officer and the other executive officers of the Company whose cash compensation exceeded $100,000 for the fiscal year ended June 30, 1999.

                           SUMMARY COMPENSATION TABLE


                                                                                                    LONG TERM
                                                           ANNUAL COMPENSATION                     COMPENSATION
                                                   ---------------------------------------------   ------------
    NAME AND                                                                      OTHER ANNUAL     STOCK OPTION     ALL OTHER
PRINCIPAL POSITION                FISCAL YEAR      SALARY             BONUS     COMPENSATION (1)      GRANTS      COMPENSATION (2)
------------------                -----------      ------             -----     ----------------      ------      ----------------
Leonard S. Jacob, M.D., Ph.D.         1999       $260,333          $  75,000       $32,800(3)         135,000        $ 3,200
  Chairman and Chief                  1998        150,000(4)             ---           ---          2,356,773          1,695
  Executive Officer                   1997            ---                ---           ---                ---            ---

Taffy J. Williams, Ph.D.              1999        216,334             42,000         6,375            100,000          3,200
  President and                       1998        194,900                ---           ---          1,071,182          1,506
  Chief Operating Officer             1997        185,000             22,500           ---            540,000            ---

Robert F. Apple                       1999        144,709             25,000         5,950            150,000          2,890
  Senior Vice President,              1998         72,917(5)          12,500           ---             50,000            843
  Chief Financial Officer             1997            ---                ---           ---                ---            ---

Martin Rose, M.D., J.D.               1999         72,667(6)          35,000(7)        ---            400,000            933
  Senior Vice President,
    Clinical                          1998            ---                ---           ---                ---            ---
  Research & Regulatory
    Affairs                           1997            ---                ---           ---                ---            ---

----------------------

(1) The amounts listed in this column represent car allowances provided by the Company to the named executive officers unless otherwise noted.

(2) The amounts listed in this column represent contributions by the Company to the named executive officers' accounts established under the Company's 401(k) plan.

(3) This amount includes a $26,000 contribution to unreimbursed medical health plan.

(4)      Dr. Jacob became employed by the Company in November 1997.

(5)      Mr. Apple became employed by the Company in December 1997.

(6)      Dr. Rose became employed by the Company in March 1999.

(7)      Represents a signing bonus paid upon joining the Company.

STOCK OPTION GRANTS

         The following table summarizes stock options granted during the fiscal year ended June 30, 1999 to the persons named in the Summary Compensation Table.

                        OPTION GRANTS IN LAST FISCAL YEAR


                                                      INDIVIDUAL GRANTS (1)                            POTENTIAL REALIZABLE VALUE
                                                      ---------------------                             AT ASSUMED RATES OF STOCK
                                                                                                         PRICE APPRECIATION FOR
                                                                                                             OPTION TERM (2)
                                                                                                       --------------------------
                                                       Percent of
                                                         Total
                                       Number of        Options
                                       Securities       Granted           Exercise
                                       Underlying    to Employees in        Price
                                         Options      Fiscal Year          Per Share      Expiration
           Name                          Granted          1999               S/Sh            Date           5%            10%
           ----                          -------          ----               ----         ----------     --------     ----------
Leonard S. Jacob, M.D., Ph.D. ......     135,000           12%              $1.375          4/12/09      $116,739     $ 295,838

Taffy J. Williams, Ph.D. ...........     100,000            9%               1.375          11/6/07        86,473       219,140

Robert F. Apple ....................      10,000            1%               1.25           8/2/08          7,861        19,922
                                          65,000            6%               0.938          10/1/08        38,344        97,170
                                          75,000            7%               1.375          4/12/09        64,855       164,355

Martin Rose, M.D., J.D. ............     400,000           35%               1.50           2/28/09       377,337       956,245

------------------------------

(1) Options are both incentive stock options, performance based stock options and non-qualified stock options to acquire shares of Common Stock with a stated term of ten years, vesting immediately, monthly, in four annual installments beginning after the date of grant, or based on achievement of certain performance milestones. If a "change in control" (as defined in the Stock Option Plan) were to occur, these options would become immediately exercisable in full.

(2) Potential Realizable Values are based on an assumption that the stock price of the Common Stock starts equal to the exercise price shown for each particular option grant and appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the term of the option. These amounts are reported net of the option exercise price, but before any taxes associated with exercise or subsequent sale of the underlying stock. The actual value, if any, an optionholder may realize will be a function of the extent to which the stock price exceeds the exercise price on the date the option is exercised and also will depend on the optionholder's continued employment through the vesting period. The actual value to be realized by the optionholder may be greater or less than the values estimated in this table.

         The following table summarizes option exercises during the fiscal year ended June 30, 1999 and the value of vested and unvested options for the persons named in the Summary Compensation Table at June 30, 1999. Year-end values are based upon a price of $1.63 per share, which was the closing sales price of a share of the Company's Common Stock on June 30, 1999.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                                                                     VALUE OF UNEXERCISED
                                                                 NUMBER OF UNEXERCISED OPTIONS      IN-THE-MONEY OPTIONS AT
                                                                        AT JUNE 30, 1999                  JUNE 30, 1999
                                                                        ----------------                  -------------
                                        SHARES
                                       ACQUIRED        VALUE
NAME                                  ON EXERCISE    REALIZED     EXERCISABLE     UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
----                                  -----------    --------     -----------     -------------    -----------   -------------
Leonard S. Jacob, M.D., Ph.D        .      --             --        2,396,773(1)        110,000     $1,964,842      $   28,050
                                      -----------    --------       ----------       ----------     ----------      ----------
Taffy J. Williams, Ph.D                    --             --        1,265,346           605,836     $1,007,168      $  344,177
                                      -----------    --------       ----------       ----------     ----------      ----------
Robert F. Apple                            --             --           27,500           172,500     $   11,700      $   87,705
                                      -----------    --------       ----------       ----------     ----------      ----------
Martin Rose, M.D., J.D                     --             --                0           400,000     $        0      $   52,000
                                      -----------    --------       ----------       ----------     ----------      ----------

----------
(1) 2,056,773 of the underlying shares originally were subject to the Company's right to repurchase at a nominal price, which right expires ratably over a 36-month period that commenced on November 7, 1997. As of June 30, 1999, 971,254 shares were subject to this right.


         The Company does not currently grant any long-term incentives, other than stock options, to its executives or other employees. Similarly, the Company does not sponsor any defined benefit or actuarial plans at this time.

EMPLOYMENT AGREEMENTS

         In November 1997, the Company entered into a three-year employment agreement with Dr. Jacob, Chairman and Chief Executive Officer of the Company. The term of Dr. Jacob's employment agreement was extended by the Board until November 2001. Under the agreement, Dr. Jacob is entitled to a base annual salary of $225,000, which may be increased at the discretion of the Board of Directors. In addition, Dr. Jacob is eligible for an annual bonus as the board or the Compensation Committee may determine. The agreement provides that Dr. Jacob will be entitled to other customary fringe benefits generally available to executive employees of the Company. The agreement also provides that Dr. Jacob will receive severance benefits in the event the Company terminates his employment other than for cause. If such termination is (i) during the first year of Dr. Jacob's employment, the Company will pay him an amount equal to 100% of his base annual salary, (ii) during the second year of his employment, the Company will pay him an amount equal to 150% of his base annual salary and (iii) during the third year of his employment, the Company will pay him an amount equal to 200% of his base annual salary. In addition, all of Dr. Jacob's stock options become immediately exercisable upon his termination if it is other than for cause.

         In November 1997, the Company entered into a three-year employment agreement with Dr. Williams, President and Chief Operating Officer of the Company. Under the agreement, Dr. Williams is entitled to a base annual salary of $200,000, which may be increased at the discretion of the Board of Directors. In addition, Dr. Williams is eligible for an annual bonus as the board or the Compensation Committee may determine. The agreement provides that Dr. Williams will be entitled to other customary fringe benefits generally available to executive employees of the Company. The agreement also provides that Dr. Williams will receive severance benefits in the event the Company terminates his employment other than for cause. If such termination is (i) during the first year of Dr. Williams' employment, the Company will pay him an amount equal to 100% of his base annual salary, (ii) during the second year of his employment, the Company will pay him an amount equal to 150% of his base annual salary and (iii) during the third year of his employment, the Company will pay him an amount equal to 200% of his base annual salary. In addition, all of Dr. Williams' stock options become immediately exercisable upon his termination if it is other than for cause.

         In November 1998, the Company entered into a one-year automatically renewable employment agreement with Mr. Apple, Senior Vice President and Chief Financial Officer of the Company. Under the agreement, Mr. Apple is entitled to a base annual salary of $150,000, which may be increased at the discretion of the Board of Directors. In addition, Mr. Apple is eligible for an annual bonus as the board or the Compensation Committee may determine. The agreement provides that Mr. Apple will be entitled to other customary fringe benefits generally available to executive employees of the Company. This agreement also provides that Mr. Apple will receive severance benefits in the event the Company terminates his employment, other than for cause. If such termination occurs, the Company will pay him an amount equal to 100% of his base salary. In addition, all of Mr. Apple's stock options become immediately exercisable upon his termination if it is other than for cause.

COMPENSATION OF DIRECTORS

         All non-employee directors receive a fee of $1,500 per Board of Director's meeting for their services to the Company as directors, and are reimbursed for expenses incurred in connection with attending these meetings.

         Each non-employee director receives options to purchase 37,500 shares of Common Stock upon first becoming a member of the Board of Directors. In addition, on the date of each annual meeting of shareholders, each non-employee director reelected at such annual meeting receives options to purchase 7,500 shares of Common Stock.

         In November 1998, Dr. Weisbach entered into a Consulting Agreement with the Company in the field of business development and strategic planning, which provides for Dr. Weisbach to receive an annual fee of $50,000. The term of this Agreement is for one year, renewable upon mutual agreement of both parties. The Company expects to renew this agreement upon its expiration in November 1999.

         In August 1999, Mr. Stagnaro entered into a Consulting Agreement with the Company in the field of business development which provides for Mr. Stagnaro to receive hourly fees for services. The term of this Agreement is for one year, renewable upon mutual agreement of both parties. The Company paid Mr. Stagnaro $20,938 under this Consulting Agreement in fiscal year 1999.

         The following Compensation Committee Report and the Comparative Stock Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                          COMPENSATION COMMITTEE REPORT

         Compensation Philosophy

         The Compensation Committee of the Board of Directors (the "Compensation Committee") believes that a well designed compensation program should align the goals of the executives of the Company with the goals of the shareholders, and that a significant portion of the executives' compensation, over the long term, should be dependent upon the value created for the shareholders. However, the Compensation Committee recognizes that, in the short-term, the value of the Company will be affected by many factors, some transient in nature and beyond the control of the Company's executives. This is especially true in the biotechnology industry which is characterized by a large number of small companies, long product lead times, highly volatile stock prices and few commercial products. In order to attract and retain qualified executives in such an environment, the Compensation Committee attempts to create a balanced compensation package by combining components based upon the achievement of long-term value for shareholders with components based upon the achievement of shorter-term strategic goals. These goals generally include the progress of clinical programs, adherence to budgets, strengthening of the Company's financial position and success in entering into appropriate business collaborations. The Compensation Committee expects that the achievement of these shorter-term goals will contribute to the long-term success of the Company. In light of the Company's need to develop its technology into viable products, progress toward achievement of research and development objectives is the most significant individual factor considered in determining compensation levels.

         The Company competes against both biotechnology companies and pharmaceutical companies in the hiring and retention of qualified personnel. Particularly as compared to the pharmaceutical industry, the cash compensation of the Company's executives is below those levels available to executives of similar background and experience. Likewise, the Company does not offer the type of retirement benefits often available at such other entities. The Company must therefore place greater emphasis on long-term compensation, principally including the grant of stock options.

         The Company's compensation program for executive officers comprises base salary, performance bonuses, longer-term incentive compensation in the form of stock options, and benefits available generally to all of the Company's employees. The process utilized by the Committee in determining executive officer compensation levels for each of these components is based on the Committee's subjective judgment, and the other factors noted herein.

         Compensation Components

         Base Salary. Base salary levels for the Company's executive officers are reviewed on an annual basis by the Compensation Committee. In conducting this review, the Compensation Committee considers the various items noted above, including competitive factors and industry trends, as well as performance within the Company, and changes in job responsibility. The Committee also reviews certain compensation information publicly available and gathered informally, and considers salary history at the Company. In fiscal year 1999 Dr. Jacob's base salary was increased by 22% to $275,000 from $225,000. Certain other executive officers received increases in base salary of up to 20%, in recognition of promotions and increases in job responsibility.

         Performance Bonus Compensation. The Compensation Committee annually considers awards of cash bonuses to executives in order to provide a direct financial incentive to achieve Company and individual objectives, generally related to the goals described above. Specific objectives are determined yearly as part of the Company's annual operating plan and budget. The granting of any such bonus is totally discretionary and is determined based upon the Compensation Committee's evaluation of each executive's performance in attaining such corporate and individual goals and objectives.

         In determining to award cash bonuses to the Company's executive officers in fiscal year 1999, the compensation committee noted the Company's achievement of several objectives and milestones including:

1.       The start of a Phase III clinical trial of Diacol.
2.       Stock price appreciation greater than 50%.
3.       The continued advancement of CBP-1011 in Phase III trials.
4. The increase of company visibility and maintenance of a strong financial position.

         Dr. Jacob was awarded a cash bonus of $75,000 in fiscal year 1999 reflecting the successful achievement of the above milestones.

         Stock Option Grants. The Stock Option Plan is the Company's long-term equity incentive plan for executive officers and other selected employees. The objective of the plan is to align the long-term financial interests of the option holder with the financial interests of the Company's shareholders. Stock option exercise prices are set at prevailing market price at the time of grant, and stock options will only have value if the Company's stock price increases. The Company, as with all development-stage biopharmaceutical companies, relies heavily upon its long-term equity incentive plan. Without such incentives, it would not be possible to attract and retain qualified managers or other employees. The Compensation Committee generally considers additional stock option grants on an annual basis as a means to continue to incentivise the Company's senior managers to work toward increasing shareholder value, however, the granting of any such options is totally discretionary.

         Options to purchase an aggregate of 785,000 shares of the Company's Common Stock were awarded in fiscal year 1999 to the Company's executive officers, including a grant of 135,000 shares to Dr. Jacob. Of these options, 85,000 vest pursuant to certain performance based milestones while the balance of the grant vest equally over four (4) years. The exercise price of the options was the fair market value of the Company's Common Stock on the date of grant. In awarding such options to Dr. Jacob, the Compensation Committee considered the various factors noted above, as well as the fact that the majority of Dr. Jacob's existing options are vested, and that additional awards will serve the purpose of continuing to incentivise Dr. Jacob to build value within the Company over an extended period. In determining the amount of the annual option award, in order to assess competitive factors, the Committee also analyzes data relating to option grants being awarded to executives of other bio pharmaceutical companies.

         Payments during fiscal year 1999 to the Company's executives under the various programs discussed above were made with regard to the provisions of
Section 162(m) of the Code which became effective on January 1, 1994. Section 162(m) limits the deduction that may be claimed by a "public company" for compensation paid to certain individuals to $1 million, except to the extent that any excess compensation is "performance-based compensation." In accordance with current regulations, the Company believes the amounts received upon the exercise of stock options under the Stock Option Plan will qualify as "performance-based compensation."


                                         COMPENSATION COMMITTEE



                                         J. R. LeShufy
                                         Jerry A. Weisbach, Ph. D.
August 2, 1999

                       COMPARATIVE STOCK PERFORMANCE GRAPH

         The graph below compares the cumulative total shareholder return on the Company's Common Stock for the period beginning on the Company's initial public offering on May 3, 1995 through June 30, 1999 with the cumulative total shareholder return of (i) the Nasdaq Stock Market (U.S.) Index (the "Nasdaq Index"), and (ii) the Index of Nasdaq Pharmaceutical Stocks (the "Pharmaceutical Index") for the same period. The comparison assumes an investment of $100 on May 3, 1995 in each of the Common Stock of the Company, the stocks comprising the Nasdaq Index and the stocks comprising the Pharmaceutical Index and further assumes reinvestment of dividends.



                                            5/3/95    6/95     6/96       6/97     6/98       6/99
InKine Pharmaceutical Company, Inc.          100       127       59        150       93        118
Nasdaq Stock Market (U.S.)                   100       110      141        172      227        324
Nasdaq Pharmaceutical                        100       113      166        169      173        242

                 INFORMATION CONCERNING INDEPENDENT ACCOUNTANTS

         KPMG LLP has served as the Company's independent accountants since February 1998. The Company has requested that a representative of KPMG LLP attend the Annual Meeting. Such representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions of shareholders.

                                  OTHER MATTERS

         The Board of Directors is not aware of any matters not set forth herein that may come before the meeting. If, however, further business properly comes before the meeting, the persons named in the proxies will vote the shares represented thereby in accordance with their judgment.

                              SECTION 16(a) REPORTS

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such reports received by the Company, the Company believes that during the year ended June 30, 1999 all filing requirements applicable to its officers, directors and 10% shareholders were satisfied.

                SHAREHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING

         Shareholders intending to submit proposals to be included in the Company's next Proxy Statement must send their proposal to the Secretary of the Company at Sentry Park East, 1720 Walton Road, Suite 200, Blue Bell, Pennsylvania 19422 not later than July 9, 2000. Such proposals must relate to matters appropriate for shareholder action and be consistent with regulations of the Securities and Exchange Commission.

         Shareholders intending to present proposals at the next annual meeting of the Company, and not intending to have such proposals included in the Company's next Proxy Statement must send their proposal to the Secretary of the Company at Sentry Park East, 1720 Walton Road, Suite 200, Blue Bell, Pennsylvania 19422 not later than September 23, 2000. If notification of a shareholder proposal is not received by the above date, the Company may vote, in its discretion, any and all of the proxies received in its solicitation against such proposal.

                           ANNUAL REPORT ON FORM 10-K

         The Company has furnished without charge to each person whose proxy is being solicited, a copy of the Company's annual report on Form 10-K, for the year ended June 30, 1999, including the financial statements, but excluding exhibits. Requests for additional copies of such report should be directed to the Company, Attention: Investor Relations.

                                        By order of the Board of Directors,



                                        Robert F. Apple
                                        Secretary
October 8, 1999

                                    EXHIBIT A

                       INKINE PHARMACEUTICAL COMPANY, INC.

                          1999 EQUITY COMPENSATION PLAN


                  The purpose of the InKine Pharmaceutical Company, Inc. 1999 Equity Compensation Plan (the "Plan") is to provide (i) designated officers (including officers who are also directors) and other employees of InKine Pharmaceutical Company, Inc. (the "Company") and its subsidiaries, and (ii) non-employee members of the board of directors of the Company (the "Board") with the opportunity to receive grants of incentive stock options, nonqualified stock options or restricted stock. The Company believes that the Plan will encourage the participants to contribute materially to the growth of the Company, thereby benefiting the Company's shareholders, and will align the economic interests of the participants with those of the shareholders. For purposes of the Plan, the term subsidiary shall refer to any company (whether a corporation, partnership, joint venture or other entity) in which the Company owns, directly or indirectly, a majority of the shares of capital stock or other equity interest.

         1.        ADMINISTRATION.

                  a. Committee. The Plan shall be administered and interpreted by a committee (the "Committee"), which shall consist of two or more persons appointed by the Board, all of whom shall be "outside directors" as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") and related Treasury regulations and non-employee directors as defined under Rule 16b-3 under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). Notwithstanding the foregoing, the Board may ratify or approve (and, in the case of Grants to the members of the Committee, shall approve) Grants, in which case references to the Committee shall be deemed to include the Board.

                  b. Committee Authority. The Committee shall have the sole authority to (i) determine the individuals to whom grants shall be made under the Plan, (ii) determine the type, size and terms of the grants to be made to each such individual, (iii) determine the time when the grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, and (iv) deal with any other matters arising under the Plan.

                  c. Committee Determinations. The Committee shall have full power and authority to administer and interpret the Plan, make factual determinations and adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee's interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

         2.       GRANTS.

                  Awards under the Plan may consist of grants of stock options as described in Section 5 ("Options") or restricted stock as described in
Section 6 ("Restricted Stock") or a combination of both (hereinafter individually or collectively referred to as "Grants"). All Grants shall be subject to the terms and conditions set forth herein and to those other terms and conditions consistent with this Plan as the Committee deems appropriate and as are specified in writing by the Committee to the individual in a grant instrument or an amendment to the grant instrument (the "Grant Instrument"). The Committee shall approve the form and provisions of each Grant Instrument. Grants under a particular Section of the Plan need not be uniform as among the grantees.

         3.       SHARES SUBJECT TO THE PLAN.

                  a. Shares Authorized. Subject to the adjustment specified below, the aggregate number of shares of common stock of the Company (the "Company Stock") that may be issued or transferred under the Plan is 1,000,000 shares. The maximum number of shares of Company Stock that may be issued or transferred as Restricted Stock shall not exceed twenty five percent (25%) of the aggregate number of shares of Company Stock that may be issued or transferred under the Plan. Notwithstanding anything in the Plan to the contrary, the maximum aggregate number of shares of Company Stock that shall be subject to Grants made under the Plan to any one individual during any calendar year shall be 250,000 shares. The shares may be authorized but unissued shares of Company Stock or reacquired shares of Company Stock, including shares purchased by the Company on the open market for purposes of the Plan. If and to the extent Options granted under the Plan terminate, expire, or are canceled, forfeited, exchanged or surrendered without having been exercised or if any shares of Restricted Stock are forfeited, the shares subject to such Grants shall again be available for purposes of the Plan. Notwithstanding anything in the Plan to the contrary, the Committee shall not amend any Grant Instrument to decrease the Exercise Price of an Option below the Fair Market Value of the Option as of the date on which such Option was granted, and the Committee shall not exchange or substitute any Option for an Option at an Exercise Price that is below the Fair Market Value of the exchanged or substituted Option as of the date on which the exchanged or substituted Option was granted.

                  b. Adjustments. If there is any change in the number or kind of shares of Company Stock outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares,
(ii) by reason of a merger, reorganization or consolidation in which the Company is the surviving corporation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding Company Stock as a class without the Company's receipt of consideration, or if the value of outstanding shares of Company Stock is substantially reduced as a result of a spinoff or the Company's payment of an extraordinary dividend or distribution, the maximum number of shares of Company Stock available for Grants, the maximum number of shares of Company Stock that any individual participating in the Plan may be granted in a year, the number of shares covered by outstanding Grants, the kind of shares issued under the Plan, and the price per share or the applicable market value of such Grants may be appropriately adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of Company Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under such Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. Any adjustments determined by the Committee shall be final, binding and conclusive.

         4.       ELIGIBILITY FOR PARTICIPATION.

                  a. Eligible Persons. All employees of the Company and its subsidiaries ("Employees"), including Employees who are officers or members of the Board, and members of the Board who are not Employees ("Non-Employee Directors") shall be eligible to participate in the Plan.

                  b. Selection of Grantees. The Committee shall select the Employees and Non-Employee Directors to receive Grants and determine the number of shares of Company Stock subject to a particular Grant in such manner as the Committee determines. Employees and Non-Employee Directors who receive Grants under this Plan shall hereinafter be referred to as "Grantees."

         5.       OPTION GRANTS.

                  a. Number of Shares. The Committee, in its sole discretion, shall determine the number of shares of Company Stock that will be subject to each Grant of Options to any Employee or Non-Employee Director.

                  b.       Type of Option and Price.

                           i. The Committee may grant Options that are intended
to qualify as "incentive stock options" within the meaning of section 422 of the Code ("Incentive Stock Options") or Options which are not intended to so qualify ("Nonqualified Stock Options") or any combination of Incentive Stock Options and Nonqualified Stock Options, all in accordance with the terms and conditions set forth herein.

                           ii. The purchase price (the "Exercise Price") of
Company Stock subject to an Option shall be determined by the Committee and shall not be less than the Fair Market Value (as defined below) of a share of such Stock on the date the Option is granted; provided, however, that an Incentive Stock Option may not be granted to an Employee who, at the time of grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any "parent corporation" or "subsidiary corporation" of the Company (within the meaning of sections 424(e) and 424(f) of the Code, respectively), unless the Exercise Price per share is not less than 110% of the Fair Market Value of Company Stock on the date of grant.

                           iii. If the Company Stock is publicly traded, then
the Fair Market Value per share shall be determined as follows: (1) if the principal trading market for the Company Stock is a national securities exchange or the Nasdaq National Market, the last reported sale price thereof on the relevant date or (if there were no trades on that date) the latest preceding date upon which a sale was reported, or (2) if the Company Stock is not principally traded on such exchange or market, the mean between the last reported "bid" and "asked" prices of Company Stock on the relevant date, as reported on Nasdaq or, if not so reported, as reported by the National Daily Quotation Bureau, Inc. or as reported in a customary financial reporting service, as applicable and as the Committee determines. If the Company Stock is not publicly traded or, if publicly traded, is not subject to reported transactions or "bid" or "asked" quotations as set forth above, the Fair Market Value per share shall be as determined by the Committee.

                  c. Option Term. The Committee shall determine the term of each Option. The term of any Option shall not exceed ten years from the date of grant. However, an Incentive Stock Option that is granted to an Employee who, at the time of grant, owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company, or any parent or subsidiary of the Company, may not have a term that exceeds five years from the date of grant.

                  d. Exercisability of Options. Options shall become exercisable in accordance with such terms and conditions, consistent with the Plan, as may be determined by the Committee, in its sole discretion, and specified in the Grant Instrument. The Committee, in its sole discretion, may accelerate the exercisability of any or all outstanding Options at any time for any reason.

                  e.       Termination of Employment or Service.

                           i. Except as provided below, an Option may only be
exercised while the Grantee is employed by, or providing service to, the Company as an Employee or Non-Employee Director. In the event that a Grantee ceases to be employed by, or provide service to, the Company for any reason, any Option which is otherwise exercisable by the Grantee shall terminate unless exercised within such time period after the date on which the Grantee ceases to be employed by, or provide service to, the Company as determined by the Committee, but in any event no later than the date of expiration of the Option term (Post-Termination Exercise Period). The Committee may specify the Post-Termination Exercise Period applicable to a Grantee in the Grant Instrument or at any time thereafter; provided, however, that the Post-Termination Exercise Period shall extend for at least 30 days after the date on which the Grantee is notified of the Post-Termination Exercise Period. Except as otherwise provided by the Committee, any of the Grantee's Options that are not otherwise exercisable as of the date on which the Grantee ceases to be employed by, or provide service to, the Company shall terminate as of such date.

                           ii. Notwithstanding the foregoing, in the event the
Grantee ceases to be employed by, or provide service to, the Company on account of termination for Cause (as hereinafter defined) by the Company, any Option held by the Grantee shall terminate as of the date the Grantee ceases to be employed by, or provide service to, the Company, and the Grantee shall automatically forfeit all shares underlying any exercised portion of an Option for which the Company has not yet delivered the share certificates, upon refund by the Company of the Exercise Price paid by the Grantee for such shares.

                           iii. For purposes of this Section 5. e and Section 6:
(A) the term "Company" shall refer to the Company and its subsidiaries; (B) "Employed by", or "provide service to", the Company shall mean employment or service as an Employee or Non-Employee Director (so that, for purposes of exercising Options and satisfying conditions with respect to Restricted Stock, a Grantee shall not be considered to have terminated employment or service until the Grantee ceases to be an Employee and/or a Non-Employee Director), unless the Committee determines otherwise; (C) "Cause" shall mean (i) the Grantee's willful misconduct with respect to the business and affairs of the Company or any subsidiary or affiliate thereof; (ii) the Grantee's gross neglect of duties or failure to act which materially and adversely affects the business or affairs of the Company or any subsidiary or affiliate thereof; (iii) the Grantee's commission of an act involving embezzlement or fraud or conviction for any felony; or (iv) the Grantee's breach of an employment agreement with the Company or any subsidiary or affiliate thereof.

                  f. Exercise of Options. A Grantee may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Committee with payment of the Exercise Price. The Grantee shall pay the Exercise Price specified in the Grant Instrument (i) in cash, (ii) with the approval of the Committee, by delivering shares of Company Stock owned by the Grantee(including Company Stock acquired in connection with the exercise of a Option, subject to such restrictions as the Committee deems appropriate) and having a Fair Market Value on the date of exercise equal to the Exercise Price, or (iii) by such other method as the Committee may approve, including payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board. Such notice may instruct the Company to deliver shares of Company Stock due upon the exercise of the Option to any registered broker or dealer designated by the Committee ("Designated Broker") in lieu of delivery to the Grantee. Such instructions must designate the account into which the shares are to be deposited. The Grantee may tender a notice of exercise, which has been properly executed by the Grantee, and the aforementioned delivery instructions to any Designated Broker. Shares of Company Stock used to exercise an Option shall have been held by the Grantee for the requisite period of time to avoid adverse accounting consequences to the Company with respect to the Option. The Grantee shall pay the Exercise Price and the amount of any withholding tax due at the time of exercise.

                  g. Limits on Incentive Stock Options. Each Incentive Stock Option shall provide that, if the aggregate Fair Market Value of the Company Stock on the date of the grant with respect to which Incentive Stock Options are exercisable for the first time by a Grantee during any calendar year, under the Plan or any other stock option plan of the Company or subsidiary, exceeds $100,000, then such Option, as to the excess, shall be treated as a Nonqualified Stock Option. An Incentive Stock Option shall not be granted to any person who is not an Employee of the Company or a parent corporation or a subsidiary corporation (within the meaning of sections 424(e) and 424(f) of the Code, respectively).

         6.       RESTRICTED STOCK GRANTS.

                  The Committee may issue or transfer shares of Company Stock to any Employee or Non-Employee Director under a Grant of Restricted Stock, upon such terms as the Committee deems appropriate. The following provisions are applicable to Restricted Stock:

                           i. General Requirements. Shares of Company Stock
issued or transferred pursuant to Restricted Stock Grants may be issued or transferred for cash consideration or for no cash consideration, at the sole discretion of the Committee. The Committee may establish conditions under which restrictions on shares of Restricted Stock shall lapse over a period of time or according to such other criteria as the Committee deems appropriate. The period of time during which the Restricted Stock will remain subject to restrictions will be designated in the Grant Instrument as the "Restriction Period."

                           ii. Number of Shares. The Committee shall determine
the number of shares of Company Stock to be issued or transferred pursuant to a Restricted Stock Grant and the restrictions applicable to such shares.

                           iii. Requirement of Employment or Service. If the
Grantee ceases to be employed by, or provide service to, the Company during a period designated in the Grant Instrument as the Restriction Period, or if other specified conditions are not met, the Restricted Stock Grant shall terminate as to all shares covered by the Grant as to which the restrictions have not lapsed, and those shares of Company Stock must be immediately returned to the Company. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

                           iv. Restrictions on Transfer and Legend on Stock
Certificate. During the Restriction Period, a Grantee may not sell, assign, transfer, pledge or otherwise dispose of the shares of Restricted Stock except to a Successor Grantee under Section 8(a). Each certificate for a share of Restricted Stock shall contain a legend giving appropriate notice of the restrictions in the Grant. The Grantee shall be entitled to receive a stock certificate or certificates, or have the legend removed from the stock certificate or certificates covering any of the shares subject to restrictions, as applicable, when all restrictions on such shares have lapsed. The Committee, in its sole discretion, may determine that the Company will not issue certificates for shares of Restricted Stock, or that the Company retain possession of certificates for any shares issued pursuant to a Restricted Stock Grant, until all restrictions on such shares have lapsed.

                           v. Right to Vote and to Receive Cash Dividends.
Unless the Committee determines otherwise, during the Restriction Period, the Grantee shall have the right to vote any shares of Restricted Stock which have been issued or transferred to the Grantee on the stock transfer records of the Company and to receive any dividends or other distributions paid on such shares, subject to any restrictions deemed appropriate by the Committee.

                           vi. Lapse of Restrictions. All restrictions imposed
on Restricted Stock shall lapse upon the expiration of the applicable Restriction Period and the satisfaction of all conditions imposed by the Committee. The Committee may determine, as to any or all Restricted Stock Grants, that all the restrictions shall lapse without regard to any Restriction Period.

         7.       WITHHOLDING OF TAXES.

                  a. Required Withholding. All Grants under the Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements. The Company may require the Grantee or other person receiving shares to pay to the Company the amount of any such taxes that the Company is required to withhold with respect to such Grants, or the Company may deduct from the amount payable under a Grant or from other wages paid by the Company the amount of any withholding taxes due with respect to such Grants.

                  b. Election to Withhold Shares. If the Committee so permits, a Grantee may elect to satisfy the Company's income tax withholding obligation with respect to an Option or Restricted Stock by having shares withheld up to an amount that does not exceed the applicable withholding tax for federal (including FICA), state and local tax liabilities. The election must be in the form and manner prescribed by the Committee and is subject to the prior approval of the Committee.

         8.       TRANSFERABILITY OF GRANTS.

                  a. Nontransferability of Grants. Except as provided below, only the Grantee may exercise rights under a Grant during the Grantees lifetime. The Grantee may not transfer those rights except by will or by the laws of descent and distribution or, with respect to Grants other than Incentive Stock Options, if permitted in any specific case by the Committee in its sole discretion, pursuant to a qualified domestic relations order (as defined under the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended or the regulations thereunder). When a Grantee dies, the personal representative or other person entitled to succeed to the rights of the Grantee ("Successor Grantee") may exercise such rights. A Successor Grantee must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Grantee's will or under the applicable laws of descent and distribution.

                  b. Transfer of Nonqualified Stock Options. Notwithstanding the foregoing, the Committee may provide, in a Grant Instrument, that a Grantee may transfer Nonqualified Stock Options to family members, one or more trusts for the benefit of family members, or one or more partnerships of which family members are the only partners, or other persons or entities according to such terms as the Committee may determine; provided that the Grantee receives no consideration for the transfer of an Option and the transferred Option shall continue to be subject to the same terms and conditions as were applicable to the Option immediately before the transfer.

         9.       CHANGE OF CONTROL OF THE COMPANY.

                  As used herein, a "Change of Control" shall mean the occurrence of any of the following:

                           i. Any "person" (as such term is used in sections
13(d) and 14(d) of the Exchange Act) is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 40% or more of the voting power of the then outstanding securities of the Company;

                           ii. During any period of two consecutive calendar
years there is a change of 33 1/3% or more in the composition of the Board of the Company in office at the beginning of the period except for changes approved by at least one half of the Directors then in office who were Directors at the beginning of the period;

                           iii. The shareholders of the Company approve an
agreement providing for (A) the merger or consolidation of the Company with another corporation where the shareholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to 50% or more of all votes (without consideration of the rights of any class of stock to elect Directors by a separate class vote) to which all shareholders of the corporation issuing cash or securities in the merger or consolidation would be entitled in the election of directors, or where the members of the Board, immediately prior to the merger or consolidation, would not, immediately after the merger or consolidation, constitute a majority of the Board of Directors of the corporation issuing cash or securities in the merger or consolidation, or (B) the sale or other disposition of all or substantially all the assets of the Company, or a liquidation, dissolution or statutory exchange of the Company; or

                           iv. Any person has commenced, or announced an
intention to commence, a tender offer or exchange offer for 40% or more of the voting power of the then-outstanding securities of the Company.

         10.      CONSEQUENCES OF A CHANGE OF CONTROL.

                  a. Notice and Acceleration. Upon a Change of Control, unless the Committee determines otherwise, (i) the Company shall provide each Grantee with outstanding Grants written notice of such Change of Control, (ii) all outstanding Options shall automatically accelerate and become fully exercisable, and (iii) the restrictions and conditions on all outstanding Restricted Stock shall immediately lapse.

                  b. Assumption of Grants. Upon a Change of Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding Options that are not exercised shall be assumed by, or replaced with comparable options by, the surviving corporation.

                  c. Other Alternatives. Notwithstanding the foregoing, subject to subsection (d) below, in the event of a Change of Control, the Committee may take one or both of the following actions: the Committee may (i) require that Grantees surrender their outstanding Options in exchange for a payment by the Company, in cash or Company Stock as determined by the Committee, in an amount equal to the amount by which the then Fair Market Value of the shares of Company Stock subject to the Grantee's unexercised Options exceeds the Exercise Price of the Options or (ii) after giving Grantees an opportunity to exercise their outstanding Options, terminate any or all unexercised Options at such time as the Committee deems appropriate. Such surrender or termination shall take place as of the date of the Change of Control or such other date as the Committee may specify.

                  d. Limitations. Notwithstanding anything in the Plan to the contrary, in the event of a Change of Control, the Committee shall not have the right to take any actions described in the Plan (including without limitation actions described in Subsection (c) above) that would make the Change of Control ineligible for pooling of interest accounting treatment or that would make the Change of Control ineligible for desired tax treatment if, in the absence of such right, the Change of Control would qualify for such treatment and the Company intends to use such treatment with respect to the Change of Control.

         11.      REQUIREMENTS FOR ISSUANCE OR TRANSFER OF SHARES.

                  No Company Stock shall be issued or transferred in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance or transfer of such Company Stock have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Grant made to any Grantee hereunder on such Grantee's undertaking in writing to comply with such restrictions on his or her subsequent disposition of such shares of Company Stock as the Committee shall deem necessary or advisable as a result of any applicable law, regulation or official interpretation thereof, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Company Stock issued or transferred under the Plan will be subject to such stop-transfer orders and other restrictions as may be required by applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.

         12.      AMENDMENT AND TERMINATION OF THE PLAN.

                  a. Amendment. The Board may amend or terminate the Plan at any time; provided, however, that the Committee shall not amend the Plan without shareholder approval if such approval is required by Section 422 of the Code or
Section 162(m) of the Code.

                  b. Termination of Plan. The Plan shall terminate on the day immediately preceding the tenth anniversary of its effective date, unless the Plan is terminated earlier by the Board or unless extended by the Board with the approval of the shareholders.

                  c. Termination and Amendment of Outstanding Grants. A termination or amendment of the Plan that occurs after a Grant is made shall not materially impair the rights of a Grantee unless the Grantee consents or unless the Committee acts under Section 18(b) hereof. The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant. Whether or not the Plan has terminated, an outstanding Grant may be terminated or amended under Section 18(b) hereof or may be amended by agreement of the Company and the Grantee consistent with the Plan.

                  d. Governing Document. The Plan shall be the controlling document. No other statements, representations, explanatory materials or examples, oral or written, may amend the Plan in any manner. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

         13.      FUNDING OF THE PLAN.

                  This Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under this Plan. In no event shall interest be paid or accrued on any Grant, including unpaid installments of Grants.

         14.      RIGHTS OF PARTICIPANTS.

                  Nothing in this Plan shall entitle any Employee, Non-Employee Director or other person to any claim or right to be granted a Grant under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employ of the Company or any other employment rights.

         15.      NO FRACTIONAL SHARES.

                  No fractional shares of Company Stock shall be issued or delivered pursuant to the Plan or any Grant. The Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

         16.      HEADINGS.

                  Section headings are for reference only. In the event of a conflict between a title and the content of a Section, the content of the Section shall control.

         17.      EFFECTIVE DATE OF THE PLAN.

                  Subject to the approval of the Company's shareholders, this Plan shall be effective on August 3, 1999.

         18.      MISCELLANEOUS.

                  a. Grants in Connection with Corporate Transactions and Otherwise. Nothing contained in this Plan shall be construed to (i) limit the right of the Committee to make Grants under this Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to employees thereof who become Employees of the Company, or for other proper corporate purposes, or (ii) limit the right of the Company to grant stock options or make other awards outside of this Plan. Without limiting the foregoing, the Committee may make a Grant to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company or any of its subsidiaries in substitution for a stock option or restricted stock grant made by such corporation. The terms and conditions of the substitute grants may vary from the terms and conditions required by the Plan and from those of the substituted stock incentives. The Committee shall prescribe the provisions of the substitute grants.

                 b. Compliance with Law. The Plan, the exercise of Options and the obligations of the Company to issue or transfer shares of Company Stock under Grants shall be subject to all applicable laws and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to Section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. In addition, it is the intent of the Company that the Plan and applicable grants under the Plan comply with the applicable provisions of Sections 162(m) and 422 of the Code. To the extent that any legal requirement of section 16 of the Exchange Act or Sections 162(m) or 422 of the Code as set forth in the Plan ceases to be required under Section 16 of the Exchange Act or Sections 162(m) or 422 of the Code, that provision shall cease to apply. The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation. The Committee may, in its sole discretion, agree to limit its authority under this Section.

                  c. No Shareholder Rights. Except as otherwise provided by the Committee, a Grantee or Successor Grantee shall have no rights as a shareholder with respect to any shares of Company Stock covered by a Grant until the shares are issued or transferred to the Grantee or Successor Grantee on the stock transfer records of the Company.

                  (d) Governing Law. The validity, construction, interpretation and effect of the Plan and Grant Instruments issued under the Plan shall exclusively be governed by and determined in accordance with the law of the Commonwealth of Pennsylvania.

PROXY                INKINE PHARMACEUTICAL COMPANY, INC.                 PROXY
                ANNUAL MEETING OF SHAREHOLDERS, NOVEMBER 8, 1999
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

            The undersigned hereby appoints Leonard S. Jacob, M.D., Ph.D. and Robert F. Apple, or either one of them acting singly, with full power of substitution, the proxy or proxies of the undersigned to attend the Annual Meeting of Shareholders of InKine Pharmaceutical Company, Inc. to be held on November 8, 1999, and any adjournments thereof, to vote all shares of stock that the undersigned would be entitled to vote if personally present in the manner indicated below and on the reverse side, and on any other matters properly brought before the meeting or any adjournments thereof, all as set forth in the October 8, 1999 Proxy Statement.

           PLEASE MARK YOUR CHOICE LIKE THIS [X] IN BLUE OR BLACK INK
    THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ALL NOMINEES AND FOR
                               PROPOSAL 2 AND 3.

1. Election of the following nominees as directors: Leonard S. Jacob, M.D., Ph.D., J.R. LeShufy, Steven B. Ratoff, Thomas P. Stagnaro, Robert A. Vukovich, Ph.D., Jerry A. Weisbach, Ph.D., and Taffy J. Williams, Ph.D.

      FOR ALL NOMINEES       WITHHOLD FOR ALL NOMINEES      Withhold for the following only: (Write the names
           [ ]                         [  ]                 of the nominee(s) in the space below)

                                                            -------------------------------------------------

2. Approval of the adoption of the InKine Pharmaceutical Company, Inc. 1999 Equity Compensation Plan.

      FOR  [ ]      AGAINST  [ ]      ABSTAIN   [ ]

3.    Ratification of selection of KPMG LLP as Independent Auditors.

      FOR  [ ]      AGAINST  [ ]      ABSTAIN   [ ]

4.    To vote on such other matters that may properly come before the meeting.

          THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF
              ANNUAL MEETING, PROXY STATEMENT AND ANNUAL REPORT OF
                       INKINE PHARMACEUTICAL COMPANY, INC.

                                         (Signature should be exactly as name or
                                         names on this proxy. If stock is held
                                         jointly, each holder should sign. If
                                         signing is by attorney, executor,
                                         administrator, trustee or guardian,
                                         please give full title.)

                                         Date                         , 1999
                                             -------------------------

                                         ----------------------------------
                                                     Signature

                                         ----------------------------------
                                            Signature if held jointly

                                  I plan to attend the meeting: Yes [ ] No [ ]

              THIS PROXY WILL BE VOTED FOR ALL NOMINEES AND FOR THE
       ABOVE MATTERS UNLESS OTHERWISE INDICATED, AND IN THE DISCRETION OF
        THE PROXIES ON ALL MATTERS PROPERLY BROUGHT BEFORE THE MEETING.